Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports 2011 First Quarter Results

• 83,000 new households with broadband availability
• Strong improvement in high-speed internet subscriber growth
• $16 million increase in sequential cost synergies
• 47% operating cash flow margin, as adjusted

Stamford, CT, May 5, 2011 — Frontier Communications Corporation (NYSE:FTR) today reported first-quarter 2011 revenue of $1,346.7 million, operating income of $250.6 million and net income attributable to common shareholders of Frontier of $54.7 million, or $0.05 per share. After excluding $13.2 million for acquisition and integration costs, net income attributable to common shareholders of Frontier for the first quarter of 2011 would have been $63.0 million, or $0.06 per share.

“Frontier’s strong operating metrics and stabilized revenues this quarter were driven by continued broadband expansion and local customer engagement,” said Maggie Wilderotter, Chairman & CEO of Frontier Communications. “To date, Frontier’s team has built broadband to 323,000 new homes while achieving $368 million of annualized cost savings.  We are confident in our ability to reach our $550 million cost savings target and eliminate additional expenses from the business.  With approximately 575,000 homes remaining in our build out plan through midyear 2013, we also expect further improvements in residential and commercial customer revenues, while maintaining healthy cash flow to support our dividend.”

Revenue for the first quarter of 2011 was $1,346.7 million as compared to $1,358.7 million in the fourth quarter of 2010 and $519.9 million in the first quarter of 2010.  The increase in revenue for the first quarter of 2011 as compared to the first quarter of 2010 is attributable to $841.8 million in revenue associated with the July 1, 2010 acquired properties, partially offset by a decline of $14.9 million for our Frontier legacy operations results.

At March 31, 2011, the Company had 3,338,300 residential customers and 333,400 business customers. The Company grew its high-speed internet customers by approximately 10,500 during the first quarter of 2011, and had 1,707,700 high-speed internet customers at March 31, 2011. The Company had net additions of approximately 15,000 video customers during the first quarter of 2011, and had 546,400 video customers at March 31, 2011.

Network access expenses and other operating expenses for the first quarter of 2011 were $731.6 million as compared to $755.0 million in the fourth quarter of 2010 and $246.6 million in the first quarter of 2010.  Network access expenses include promotional gift costs of $9.8 million in the first quarter of 2011.  Network access expenses and other operating expenses of $493.3 million and $507.6 million are associated with the acquired properties for the first quarter of 2011 and the fourth quarter of 2010, respectively.

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Depreciation and amortization for the first quarter of 2011 was $351.3 million as compared to $352.8 million in the fourth quarter of 2010 and $101.0 million in the first quarter of 2010. The first quarter of 2011 includes $132.8 million of depreciation expense and $118.1 million of amortization expense as a result of the acquired properties.

Acquisition and integration costs of approximately $13.2 million ($0.01 per share after tax) were incurred and expensed during the first quarter of 2011, as compared to approximately $10.4 million ($0.02 per share after tax) in the first quarter of 2010, in connection with our acquisition. The costs in the first quarter of 2011 were incurred in connection with our activities to convert the next phase of systems and other ongoing network integration work.

Operating income for the first quarter of 2011 was $250.6 million and operating income margin was 18.6 percent as compared to operating income of $239.7 million and operating income margin of 17.6 percent in the fourth quarter of 2010 and operating income of $161.9 million and operating income margin of 31.1 percent in the first quarter of 2010.  The first quarter 2011 increase from first quarter 2010 of $88.7 million is primarily the result of incremental operating income from the acquired properties.

Interest expense for the first quarter of 2011 was $167.4 million as compared to $93.8 million in the first quarter of 2010, a $73.6 million increase.  Interest expense was higher in 2011 due to the $3.5 billion of additional debt assumed in connection with the acquisition of the acquired properties.

Income tax expense for the first quarter of 2011 was $36.6 million as compared to $32.1 million in the first quarter of 2010, a $4.5 million increase, primarily due to higher taxable income as a result of the acquired properties, partially offset by the impact of a $4.1 million one-time charge in the first quarter of 2010.

Net income attributable to common shareholders of Frontier was $54.7 million, or $0.05 per share, as compared to $42.6 million, or $0.14 per share, in the first quarter of 2010.  The first quarter of 2011 includes acquisition and integration costs of $13.2 million ($8.3 million or $0.01 per share after tax).  The first quarter 2011 increase is primarily the result of incremental operating income from the acquired properties, partially offset by increased interest expense.  The change in basic net income per share was primarily due to the higher net income, as discussed above, mostly offset by the increase in weighted average shares outstanding as a result of the issuance of 678.5 million shares in connection with our acquisition of the acquired properties.

Capital expenditures were $209.1 million for the first quarter of 2011, including $5.6 million related to integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $626.4 million for the first quarter of 2011 resulting in an operating cash flow margin of 46.5 percent.  Operating cash flow, as reported, of $601.8 million has been adjusted to exclude $13.2 million of acquisition and integration costs, $11.3 million of non-cash pension and other postretirement benefit costs, and $0.1 million of severance and early retirement costs for the first quarter of 2011.

Free cash flow, as defined by the Company in the attached Schedule A, was $252.8 million for the first quarter of 2011.  The Company’s dividend represents a payout of 74 percent of free cash flow for the first quarter of 2011.

Pro Forma Information
As a convenience to investors, the Company furnished today on a Current Report on Form 8-K unaudited pro forma combined historical financial and operating data for the Company, including financial and operating data for the acquired properties, updated to reflect the actual financial and operating data for the first quarter of 2011.

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The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $13.2 million, $10.4 million and $11.3 million of acquisition and integration costs in the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively, $11.3 million, $7.3 million and $15.8 million of non-cash pension and other postretirement benefit costs in the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively, and $0.1 million, $0.1 million and $2.7 million of severance and early retirement costs in the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast
The Company will host a conference call today at 9:00 A.M.. Eastern Time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding first quarter 2011 results.  The conference call will be Webcast and may be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=66508&eventID=3947896

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A telephonic replay of the conference call will be available for one week beginning at 11:00 A.M. Eastern time, May 5, 2011 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the U.S. and Canada, at 719-457-0820, passcode 8050970.  A Webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications for medium and large businesses in 27 states and with approximately 14,900 employees based entirely in the USA. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to:  our ability to successfully integrate the operations of the Acquired Business into Frontier’s existing operations; the risk that the growth opportunities and cost synergies from the Transaction may not be fully realized or may take longer to realize than expected; our indemnity obligation to Verizon for taxes which may be imposed upon them as a result of changes in ownership of our stock may discourage, delay or prevent a third party from acquiring control of us during the two-year period ending July 2012 in a transaction that stockholders might consider favorable; the effects of increased expenses incurred due to activities related to the Transaction and the integration of the Acquired Business; our ability to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in HSI subscribers and sales of other products and services; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of competition from cable, wireless and other wireline carriers; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; our ability to successfully renegotiate union contracts expiring in 2011 and thereafter; declines in the value of our pension plan assets, which would require us to make increased contributions to the pension plan in 2011 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; limitations on the amount of capital stock that we can issue to make acquisitions or to raise additional capital until July 2012; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; and  the effects of severe weather events such as hurricanes, tornados, ice storms or other natural or man-made disasters.  These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Assistant Treasurer, Investor Relations	AVP Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@FTR.com	greg.lundberg@FTR.com	brigid.smith@FTR.com

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TABLES TO FOLLOW

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Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended
	March 31,	December 31,	March 31,
(Amounts in thousands, except per share amounts)	2011	2010	2010

Income Statement Data
Revenue	$1,346,697	$1,358,721	$519,849

Network access expenses	151,284	140,624	53,543
Other operating expenses	580,340	614,340	193,025
Depreciation and amortization	351,257	352,802	101,049
Acquisition and integration costs (1)	13,223	11,275	10,370
Total operating expenses	1,096,104	1,119,041	357,987

Operating income	250,593	239,680	161,862
Investment and other income, net	9,585	647	7,453
Interest expense	167,415	167,458	93,787
Income before income taxes	92,763	72,869	75,528
Income tax expense	36,567	26,247	32,056
Net income (1)	56,196	46,622	43,472
Less: Income attributable to the noncontrolling interest in a
partnership	1,485	630	907
Net income attributable to common shareholders of Frontier (1)	$54,711	$45,992	$42,565

Weighted average shares outstanding	989,749	989,411	310,396

Basic net income per share attributable to
common shareholders of Frontier (1) (2)	$0.05	$0.05	$0.14

Other Financial Data
Capital expenditures - Business operations	$203,534	$228,528	$39,927
Capital expenditures - Integration activities	5,578	19,055	29,679
Operating cash flow, as adjusted (3)	626,437	622,287	280,746
Free cash flow (3)	252,772	212,946	152,049
Dividends paid	186,605	186,347	78,355
Dividend payout ratio (4)	74%	88%	52%

(1)
Reflects acquisition and integration costs of $13.2 million ($8.3 million or $0.01 per share after tax), $10.4 million ($6.5 million or $0.02 per share after tax) and $11.3 million ($7.0 million or $0.01 per share after tax) for the quarters ended March 31, 2011 and 2010, and December 31, 2010, respectively. Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude acquisition and integration costs, was $0.06 per share, $0.16 per share and $0.05 per share for the quarters ended March 31, 2011 and 2010, and December 31, 2010, respectively.

(2) Calculated based on weighted average shares outstanding.
(3)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(4)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended
	March 31,	December 31,	March 31,
(Amounts in thousands)	2011	2010	2010

Selected Income Statement Data
Revenue
Local and long distance services	$635,114	$662,099	$223,581
Data and internet services	458,527	452,807	163,368
Other	86,835	83,401	44,116
Customer revenue	1,180,476	1,198,307	431,065
Switched access and subsidy	166,221	160,414	88,784
Total revenue	1,346,697	1,358,721	519,849

Expenses
Network access expenses	151,284	140,624	53,543
Other operating expenses (1)	580,340	614,340	193,025
Depreciation and amortization	351,257	352,802	101,049
Acquisition and integration costs	13,223	11,275	10,370
Total operating expenses	1,096,104	1,119,041	357,987

Operating Income	$250,593	$239,680	$161,862

Other Financial Data
Revenue:
Residential	$576,679	$606,927	$220,396
Business	603,797	591,380	210,669
Total customer revenue	1,180,476	1,198,307	431,065
Regulatory (Switched access and subsidy)	166,221	160,414	88,784
Total revenue	$1,346,697	$1,358,721	$519,849

(1)
Includes pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $15.9 million, $9.6 million and $20.0 million, and severance and early retirement costs of $0.1 million, $0.1 million and $2.7 million for the quarters ended March 31, 2011 and 2010, and December 31, 2010, respectively.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended
	March 31,	December 31,	March 31,
(Amounts in thousands, except operating data)	2011	2010	2010 (1)

Other Financial and Operating Data

Residential customer metrics:
Customers	3,338,306	3,445,193	1,230,426
Revenue	$576,679	$606,927	$220,396
Products per residential customer (2)	2.35	2.30	2.54
Average monthly residential revenue per customer	$56.67	$57.94	$59.13
Customer monthly churn	1.79%	1.64%	1.37%
Percent of customers on price protection plans
- Frontier Legacy	59.0%	58.4%	55.3%

Business customer metrics:
Customers	333,396	343,823	138,223
Revenue	$603,797	$591,380	$210,669
Average monthly business revenue per customer	$594.39	$564.78	$503.41

Access line metrics:
Residential	3,521,710	3,635,670	1,322,665
Business	2,087,254	2,110,048	760,147
Total access lines	5,608,964	5,745,718	2,082,812

Average monthly total revenue per access line	$79.07	$77.98	$82.51
Average monthly customer revenue per access line	$69.31	$68.77	$68.42

Other data:
Employees	14,900	14,798	5,363
High-Speed Internet (HSI) subscribers	1,707,678	1,697,167	644,060
Video subscribers	546,404	531,446	175,775
Switched access minutes of use (in millions)	5,000	5,098	2,077

(1)	Other financial and operating data for the quarter ended March 31, 2010 represents Frontier legacy operations on a historical basis.
(2)
Products per residential customer: primary residential voice line, HSI and video products have a value of 1. Long distance, Frontier Peace of Mind, second lines, feature packages and dial-up have a value of 0.5.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$359,382	$251,263
Accounts receivable, net	519,239	568,308
Other current assets	298,267	308,848
Total current assets	1,176,888	1,128,419

Restricted cash	184,207	187,489
Property, plant and equipment, net	7,572,985	7,590,614
Other assets - principally goodwill	8,844,443	8,983,708
Total assets	$17,778,523	$17,890,230

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$279,873	$280,002
Accounts payable and other current liabilities	1,130,383	1,159,355
Total current liabilities	1,410,256	1,439,357

Deferred income taxes and other liabilities	3,301,009	3,257,437
Long-term debt	7,986,248	7,983,693
Equity	5,081,010	5,209,743
Total liabilities and equity	$17,778,523	$17,890,230

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)

	For the quarter ended March 31,
	2011	2010

Cash flows provided by (used in) operating activities:
Net income	$56,196	$43,472
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	351,257	101,049
Stock based compensation expense	3,584	2,743
Pension/OPEB costs	11,279	7,323
Other non-cash adjustments	(2,999)	(2,159)
Deferred income taxes	27,744	8,084
Change in accounts receivable	30,996	1,242
Change in accounts payable and other liabilities	29,469	(62,914)
Change in other current assets	6,588	24,312
Net cash provided by operating activities	514,114	123,152

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(203,534)	(39,927)
Capital expenditures - Integration activities	(5,578)	(29,679)
Other assets purchased and distributions received, net	(3,207)	142
Net cash used by investing activities	(212,319)	(69,464)

Cash flows provided from (used by) financing activities:
Long-term debt payments	(969)	(977)
Dividends paid	(186,605)	(78,355)
Repayment of customer advances for construction,
distributions to noncontrolling interests and other	(6,102)	(1,954)
Net cash used by financing activities	(193,676)	(81,286)

Increase (decrease) in cash and cash equivalents	108,119	(27,598)
Cash and cash equivalents at January 1,	251,263	358,693

Cash and cash equivalents at March 31,	$359,382	$331,095

Cash paid during the period for:
Interest	$119,067	$109,528
Income taxes	$8,946	$-

				Schedule A
Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

		For the quarter ended
		March 31,	December 31,	March 31,
	(Amounts in thousands)	2011	2010	2010

	Net Income to Free Cash Flow;
	Net Cash Provided by Operating Activities

	Net income	$56,196	$46,622	$43,472

	Add back:
	Depreciation and amortization	351,257	352,802	101,049
	Income tax expense	36,567	26,247	32,056
	Acquisition and integration costs	13,223	11,275	10,370
	Pension/OPEB costs (non-cash) (1)	11,279	15,826	7,323
	Stock based compensation	3,584	4,543	2,743

	Subtract:
	Cash paid for income taxes	8,946	15,843	-
	Other income, net	6,854	(2)	5,037
	Capital expenditures - Business operations (2)	203,534	228,528	39,927
	Free cash flow	252,772	212,946	152,049

	Add back:
	Deferred income taxes	27,744	75,340	8,084
	Non-cash (gains)/losses, net	11,864	24,575	7,907
	Other income, net	6,854	(2)	5,037
	Cash paid for income taxes	8,946	15,843	-
	Capital expenditures - Business operations (2)	203,534	228,528	39,927

	Subtract:
	Changes in current assets and liabilities	(67,053)	163,329	37,360
	Income tax expense	36,567	26,247	32,056
	Acquisition and integration costs	13,223	11,275	10,370
	Pension/OPEB costs (non-cash) (1)	11,279	15,826	7,323
	Stock based compensation	3,584	4,543	2,743
	Net cash provided by operating activities	$514,114	$336,010	$123,152

(1)
Includes pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $15.9 million, $9.6 million and $20.0 million for the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively, less cash pension contributions and certain OPEB costs of $4.6 million, $2.3 million and $4.2 million for the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(2)	Excludes capital expenditures for integration activities.

	Frontier Communications Corporation									Schedule B
	Reconciliation of Non-GAAP Financial Measures

		For the quarter ended March 31, 2011					For the quarter ended March 31, 2010
	(Amounts in thousands)
			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$250,593	$(13,223)	$(11,279)	$(85)	$275,180	$161,862	$(10,370)	$(7,323)	$(142)	$179,697

	Add back:
	Depreciation and
	amortization	351,257	-	-	-	351,257	101,049	-	-	-	101,049
	Operating cash flow	$601,850	$(13,223)	$(11,279)	$(85)	$626,437	$262,911	$(10,370)	$(7,323)	$(142)	$280,746

	Revenue	$1,346,697				$1,346,697	$519,849				$519,849

	Operating income margin
	(Operating income divided
	by revenue)	18.6%				20.4%	31.1%				34.6%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	44.7%				46.5%	50.6%				54.0%

		For the quarter ended December 31, 2010
	(Amounts in thousands)
			Acquisition		Severance
			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$239,680	$(11,275)	$(15,826)	$(2,704)	$269,485

	Add back:
	Depreciation and
	amortization	352,802	-	-	-	352,802
	Operating cash flow	$592,482	$(11,275)	$(15,826)	$(2,704)	$622,287

	Revenue	$1,358,721				$1,358,721

	Operating income margin
	(Operating income divided
	by revenue)	17.6%				19.8%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	43.6%				45.8%

(1)
Includes pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $15.9 million, $9.6 million and $20.0 million for the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively, less cash pension contributions and certain OPEB costs of $4.6 million, $2.3 million and $4.2 million for the quarters ended March 31, 2011 and 2010 and December 31, 2010, respectively.